EXHIBIT 16

Larry O'Donnell, CPA, P.C.
2228 South Fraser Street, Unit 1
Aurora, Colorado  80014
Telephone: (303) 745-4545
Fax: (303) 369-9384


July 8, 2010


Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Gulfstar Energy Corporation (the "Company") pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about June 30, 2010 (copy attached.) We agree with the statements concerning our firm contained in the first sentence in the first paragraph and the third and fourth paragraphs under Item 401(a) of such Form 8-K. We have no basis to agree or disagree with the Company's other comments in the Form 8-K.


Very Truly Yours,


/s/ Larry O'Donnell, CPA, P.C.
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Larry O'Donnell, CPA, P.C.